UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Laureate Education, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 28, 2007

Dear Employees:

I am pleased to write you with the exciting news that Laureate’s Board of Directors has agreed to allow me the opportunity to take Laureate private in partnership with an experienced and successful group of investors.  A copy of the press release issued earlier today is included with this letter.

I am leading the investment group in the purchase of Laureate.  I have known most of the investors in the consortium for many years and I have worked with them in the past on other projects.  These new partners share our passion to provide the best higher educational experiences to students, while expanding our global university network.  We will continue to be headquartered in Baltimore and our valued senior management team will be asked to remain on board.  Our current priorities and strategic direction will not change.

This announcement endorses our successful track record and strategy for the future.  We are leaders in international higher education thanks to your hard work and dedication.  However, the environment going forward requires that we increase our innovation and become even more nimble, and being a private company will better enable us to do this.

As a private company, we will have access to more capital and be able to take a longer term view of the growth opportunities before us and move faster to achieve them.  We also will be in a better position to provide employees, partners and students with increased opportunities for growth and advancement.

Every day, around the world, we are helping our students realize their potential, prepare for successful careers and achieve their dreams.  This will not change, and I thank you for helping Laureate provide a truly unique global higher education community that delivers the very best experience to our students.

We expect today’s announced transaction will be completed in June, and we will continue to keep you informed as much as possible of important developments along the way.

With best regards,

Douglas L. Becker
Chairman and Chief Executive Officer
Laureate Education, Inc.

LAUREATE EDUCATION, INC. ENTERS INTO AGREEMENT TO BE
ACQUIRED BY ITS FOUNDER/CEO AND INVESTOR CONSORTIUM FOR
$60.50 PER SHARE IN CASH

Transaction Valued at Approximately $3.8 Billion

Baltimore, MD, January 28, 2007 — Laureate Education, Inc. (NASDAQ: LAUR), the world’s leading international provider of higher education, today announced that it has entered into a definitive agreement under which an investor group will acquire Laureate in an all cash transaction for $60.50 per share, or an aggregate value of approximately $3.8 billion.  The investor group is led by Douglas L. Becker, Chairman and Chief Executive Officer of Laureate, and consists of a consortium including Kohlberg Kravis Roberts & Co. (KKR); Citigroup Private Equity; S.A.C. Capital Management, LLC; SPG Partners; Bregal Investments; Caisse de dépôt et placement du Québec; Sterling Capital; Makena Capital; Torreal S.A.; and Southern Cross Capital.

A Special Committee of independent directors of the Laureate Board of Directors recommended the transaction to Laureate’s Board.  The Special Committee believed that it was maximizing shareholder value by selling Laureate now at a significant and attractive valuation multiple.  The Board unanimously approved the transaction.  The transaction is expected to close at the end of the second quarter of 2007, subject to shareholder approval and approval under the Hart-Scott-Rodino Act, as well as the satisfaction of customary closing conditions for transactions of this type.

Mr. Becker said: “Laureate is a leader in the international higher education market and I am very proud of the company we have built.  Every day, around the world, 25,000 Laureate employees eagerly help over 240,000 students realize their potential, prepare for successful careers and achieve their dreams.  I am pleased to say that our new investors share this passion.

“We see many exciting opportunities ahead for Laureate and we fully intend to keep operating the company as we have in the past.  We will remain headquartered in Baltimore and our valued senior management team will be asked to stay on board.  We also will continue to provide the same high quality level of service and the wide range of programs our students have come to expect.”

Mr. Becker first approached Laureate’s Board with a conditional proposal in September 2006.  At that time, consistent with its fiduciary responsibilities, the Board formed a Special Committee of independent directors to consider Mr. Becker’s proposal and to determine whether to enter into discussions with him.  After engaging independent financial and legal advisors, the Special Committee authorized Mr. Becker to begin discussions with other potential financial partners to secure a higher offer.

Subsequently, Mr. Becker presented three other offers to the Board before the Special Committee recommended, and the Board accepted, the $60.50 per share proposal, which represented a premium of 23% over the closing price of Laureate’s common stock on

Thursday, January 4, 2007, the day before the Special Committee authorized its advisors to begin negotiation of a definitive agreement at a price of $60.50 per share.  The $60.50 per share represents a multiple of 33.8x Laureate’s trailing 12 months earnings per share from continuing operations as of September 30, 2006, and a premium of almost 20% over the last 30-day average closing prices of Laureate common stock.

Mr. Becker added: “I am very pleased to be joined by an outstanding group of investors, many of whom I have known and worked with in the past.  These investors are known for partnering with management to help build and grow businesses with sustainable value — they possess extensive international experience, share a long-term view and are capable of investing substantial additional resources.”

The agreement includes a “go shop” provision, allowing the Special Committee to solicit, receive and evaluate superior proposals over the next 45 days with cooperation from Mr. Becker and Laureate management.  In accordance with the agreement, the Special Committee, with the assistance of its independent advisors, intends to actively solicit superior proposals during this period.  There is no assurance that the “go shop” provision will result in a higher offer.  Laureate and the Special Committee do not intend to disclose developments with respect to the solicitation process unless and until the Special Committee and the Board have made a decision.

The equity investment for the transaction will be contributed by the investors, including Mr. Becker, and debt financing will be provided by Citigroup Corporate and Investment Banking and Goldman Sachs.  Morgan Stanley and Merrill Lynch & Co. served as financial advisors to the Special Committee of Laureate’s Board and provided fairness opinions to the Special Committee.  Pillsbury Winthrop Shaw Pittman LLP served as the Special Committee’s legal advisor and DLA Piper US LLP served as legal advisor to Laureate.  Citigroup Corporate and Investment Banking and Goldman Sachs served as financial advisors to Mr. Becker and the investor group and Simpson Thacher & Bartlett LLP and Katten Muchin Rosenman LLP provided legal counsel.

About Laureate Education, Inc.

Laureate Education, Inc. (NASDAQ: LAUR) is focused on providing a superior university experience to over 240,000 students through the leading global network of accredited campus-based and online universities. Addressing the rapidly growing global demand for higher education, Laureate offers a broad range of career-oriented undergraduate and graduate programs through campus-based universities located in Latin America, Europe, and Asia. Through online universities, Laureate offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master’s and doctorate degree programs in major career fields including engineering, education, business, and healthcare.  For more information, please visit our website, www.laureate-inc.com.

Forward-Looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•                  The Company’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.

•                  The Company’s foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

Certain additional factors could affect the outcome of the matters described in this press release.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Laureate and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of stockholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond Laureate’s ability to control or predict.  Laureate undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Forms 10-K/A and 10-Q, available for viewing on our website.  (To access this information on our website, www.laureate-inc.com, please click on “Investor Relations”, “SEC Filings”).

Important Additional Information Will Be Filed With the SEC

In connection with the proposed merger agreement, Laureate will file a proxy statement with the Securities and Exchange Commission.  Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information about the merger and the parties thereto.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Laureate at the Securities and Exchange Commission’s Web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from Laureate by directing such request to Laureate Education, Inc., Office of Investor Relations, 1001 Fleet Street, Baltimore, Maryland 21202, telephone (410) 843-6394.

Laureate and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information concerning the interests of Laureate’s participants in the solicitation, which may be different than those of Laureate stockholders generally, is set forth in Laureate’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

Laureate Education Contacts:

Rosemarie Mecca
Chief Financial Officer
(410) 843-8070

Chris Symanoskie
Director, Investor Relations
(410) 843-6394
christopher.Symanoskie@laureate-inc.com

For the Special Committee:

Chuck Dohrenwend/Kenny Juarez
The Abernathy MacGregor Group
(212) 371-5999
cod@abmac.com
kwj@abmac.com

Investor Consortium Contacts:

Ruth Pachman/Molly Morse
Kekst and Company
(212) 521-4891/(212)521-4826
ruth-pachman@kekst.com
molly-morse@kekst.com